Exhibit 99.2

May 9, 2017

Dear Ashland Stockholder:

We are pleased to send you this Information Statement regarding the distribution of our remaining interest in Valvoline Inc. (“Valvoline”). The Information Statement provides you with important information concerning:

•	the U.S. federal income tax treatment to you of the distribution of the shares of common stock of Valvoline,

•	how we determined the number of shares you will receive,

•	how fractional shares will be treated,

•	a brief description of the background and business of Valvoline, and

•	how you can obtain additional information about these matters.

We believe that the distribution will benefit Ashland, Valvoline and our stockholders. Thank you for your investment in Ashland.

Sincerely,

William A. Wulfsohn Chairman and Chief Executive Officer

INFORMATION STATEMENT

Spin-off of shares of Valvoline Inc. through the Distribution by Ashland Global Holdings Inc. of an aggregate of 170,000,000 shares of Valvoline Inc. Common Stock

We are sending you this Information Statement because, subject to certain conditions described below, we are distributing our remaining interest in Valvoline Inc. (“Valvoline”) in a pro-rata spin-off (the “Distribution”) that generally is expected to be tax-free for U.S. federal income tax purposes. In the Distribution, holders of Ashland Global Holdings Inc. (us or “Ashland”) common stock will receive 2.745338 shares of Valvoline common stock as a dividend on each outstanding share of Ashland common stock they own at the close of business on May 5, 2017 (the “Record Date”). The distribution of Valvoline common stock will be payable on May 12, 2017 (the “Distribution Date”).

We believe that the Distribution generally should be tax-free to our stockholders for U.S. federal income tax purposes. See “Material U.S. Federal Income Tax Consequences of the Distribution” below.

You are urged to consult your own tax advisors to determine the particular tax consequences of the Distribution to you, including the effect of any federal, state, local or foreign income and any other tax laws.

In September 2016, we transferred to Valvoline the equity interests of Valvoline US LLC, which, at the time of the transfer, held substantially all of the historical assets and liabilities related to the Valvoline business, as well as certain historical pension and other liabilities of Ashland. On September 28, 2016, Valvoline completed an initial public offering of 34,500,000 shares of its common stock. On April 25, 2017, our Board of Directors authorized the distribution to our stockholders of an aggregate of 170,000,000 shares of Valvoline common stock on the Distribution Date as a pro rata dividend on shares of Ashland common stock outstanding at the close of business on the Record Date. Following the Distribution, we will no longer own any shares of Valvoline common stock.

After the Distribution, Valvoline common stock will continue to be traded on the New York Stock Exchange under the symbol “VVV”.

No vote of Ashland stockholders is required in connection with the Distribution. Therefore, you are not required to take any action. We are sending you this Information Statement, which contains additional information about the terms of the Distribution, Valvoline and Valvoline common stock, for your information only. For more information, registered stockholders in the United States or Canada should call our transfer and disbursing agent, Wells Fargo Shareowner Services, toll free at (800) 468-9716. Registered stockholders outside the United States and Canada should call (651) 450-4064. Stockholders who hold their Ashland common stock in an account with a bank or brokerage firm should contact such bank or brokerage firm.

Neither the Securities and Exchange Commission nor any state securities regulators have approved the Valvoline common stock to be issued to you pursuant to the Distribution or determined if this Information Statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this Information Statement is May 9, 2017.

INFORMATION ABOUT THE DISTRIBUTION

The Distribution

On April 25, 2017, subject to the conditions described below, our Board of Directors authorized the distribution to our stockholders of an aggregate of 170,000,000 shares of Valvoline common stock on the Distribution Date as a pro rata dividend on shares of Ashland common stock outstanding at the close of business on May 5, 2017, the Record Date.

On May 12, 2017, subject to the satisfaction or waiver by the Board of Directors of the conditions described below, on the Distribution Date, holders of Ashland common stock will receive 2.745338 shares of Valvoline common stock as a dividend on each outstanding share of Ashland common stock they own at the close of business on the Record Date, calculated as described below. You will not be required to pay any cash or other consideration for the shares of Valvoline common stock distributed to you or to surrender or exchange your shares of Ashland common stock to receive the distribution of Valvoline common stock. The Distribution will not affect the number of outstanding shares of Ashland common stock held by any stockholder, nor will it affect the rights of holders of Ashland common stock.

Conditions to the Distribution

The Distribution is subject to the satisfaction or waiver by the Board of Directors of the following conditions:  (i) receipt by Ashland on the Distribution Date of a written opinion of Cravath, Swaine & Moore LLP to the effect that the Distribution should qualify for non-recognition of gain and loss under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) confirmation of sufficient capital adequacy and surplus to make the Distribution.

The Number of Shares You Will Receive

If you are the record holder of Ashland common stock at the close of business on the Record Date, you will be entitled to receive shares of Valvoline common stock in the Distribution. However, any holders of shares of Ashland common stock who sell their Ashland shares the “regular way” between the Record Date and the Distribution Date will also be selling their right to receive Valvoline shares. For each share of Ashland common stock for which you are the record holder as of the close of business on the Record Date, the number of shares of Valvoline common stock that you will be entitled to receive will equal the quotient obtained by dividing (i) the 170,000,000 shares of Valvoline common stock to be distributed in the Distribution by (ii) the total number of shares of Ashland common stock outstanding at the close of business on the Record Date.  Based on the number of shares of Ashland common stock outstanding at such time, you will receive 2.745338 shares of Valvoline common stock for each share of Ashland common stock you hold at the close of business on the Record Date, subject to a cash payment in lieu of any fractional shares. As discussed below, fractional shares will not be issued in the Distribution and instead stockholders will receive an amount in cash for such fractional interest. The distributed shares of Valvoline common stock will be fully paid and non-assessable and will have no pre-emptive rights.

Trading Between the Record Date and Distribution Date

Beginning on May 3, 2017, and continuing through the close of trading on the New York Stock Exchange (the “NYSE”) on May 12, 2017, the Distribution Date, the following markets will exist in Ashland and Valvoline common stock (each of which will be traded on the NYSE):

•
Ashland common stock “regular way” market (NYSE: ASH): Shares of Ashland common stock that trade in the regular way market will trade with “due bills,” which are entitlements to shares of Valvoline common stock to be distributed pursuant to the Distribution. Any holders of shares of Ashland common stock who sell Ashland shares the “regular way” between the Record Date and the Distribution Date will also be selling their right to receive Valvoline shares.

•
Ashland common stock “ex-distribution/when issued” market (NYSE: ASH WI): Shares of Ashland common stock that trade in the ex-distribution/when-issued market will trade without an entitlement to shares of Valvoline common stock to be distributed pursuant to the Distribution. If you own shares of Ashland common stock on the Record Date and sell those shares of Ashland common stock in the ex-distribution/when-issued market prior to or on the Distribution Date, you will still receive the shares of Valvoline common stock that were to be distributed to you in respect of those shares of Ashland common stock.

•
Valvoline common stock “regular way” market (NYSE: VVV): The regular way market is the same market for Valvoline common stock that has been in existence since Valvoline completed its initial public offering of its common stock in September 2016.

•
Valvoline common stock “when-issued” market (NYSE: VVV WI): The when-issued market for Valvoline common stock relates to the shares of Valvoline common stock that will be distributed to Ashland stockholders on the Distribution Date. Therefore, if you are entitled to receive shares of Valvoline common stock in the Distribution, you may trade your entitlement to the shares of Valvoline common stock, without the shares of Ashland common stock you own, in the Valvoline common stock when-issued market.

All trades in the “regular way” markets will settle on the third trading day after the trade date. The due bills will settle on the third trading day after the Distribution Date.  All trades in the “ex-distribution/when-issued” market and “when-issued” markets will settle on the fourth trading day after the Distribution Date, irrespective of the trade date.

Valvoline common stock currently trades on the NYSE under the symbol “VVV”.

You are encouraged to consult with your financial advisors regarding the specific implications of selling Ashland common stock and Valvoline common stock before the Distribution Date.

When and How You Will Receive the Dividend

We will pay the dividend on the Distribution Date by releasing the 170,000,000 shares of Valvoline common stock to be distributed in the Distribution to our transfer and disbursing agent. On May 12, 2017, the transfer and disbursing agent will cause the shares of Valvoline common stock to which you are entitled to be registered in your name or in the “street name” of your bank or brokerage firm. Following the Distribution, we will not retain any shares of Valvoline common stock.

Registered Holders. If you are the registered holder of Ashland common stock and hold your Ashland common stock either in physical form or in book entry form, the shares of Valvoline common stock distributed to you will be registered in your name and you will become the record holder of that number of shares of Valvoline common stock.

“Street Name” Holders. Many Ashland stockholders have their Ashland common stock held in an account with a bank or brokerage firm. If this applies to you, that bank or brokerage firm is the registered holder that holds the shares on your behalf. The Valvoline stock being distributed will be registered in the “street name” of your bank or broker, who in turn will then electronically credit your account for the shares of Valvoline common stock that you are entitled to receive in the Distribution. We encourage you to contact your bank or broker if you have any questions regarding the mechanics of having your shares of Valvoline common stock posted to your account.

Fractional Shares. Fractional shares of Valvoline common stock will not be distributed in the Distribution. Instead, our transfer and disbursing agent will (i) aggregate all fractional shares of Valvoline common stock that would otherwise be distributed, (ii) sell such fractional shares of Valvoline common stock in an orderly manner after the Distribution Date in the open market and (iii) distribute the pro rata portion of the net proceeds from such sales of Valvoline common stock to each stockholder of Ashland who would otherwise have received a fractional share of Valvoline common stock. Our transfer and disbursing agent will effect these sales and mail checks for fractional share payments to our stockholders as soon as practicable following the Distribution. The Distribution has been structured to qualify as a tax-free distribution to Ashland stockholders for U.S. federal income tax purposes. Cash received in lieu of fractional shares will, however, be taxable. No interest will accrue on the amount of any payment made in lieu of the distribution of a fractional share.

Direct Registration System. If your shares of Valvoline common stock will be registered in your name (rather than the “street name” of your bank or brokerage firm), they will be issued as uncertificated shares registered in book entry form through the direct registration system. No certificates representing your shares of Valvoline common stock will be mailed to you. Under the direct registration system, instead of receiving stock certificates, you will receive a distribution statement reflecting your ownership interest in shares of Valvoline common stock. The Valvoline transfer agent and registrar, Wells Fargo Shareowner Services, will begin mailing distribution statements reflecting your ownership of shares of Valvoline common stock promptly after the Distribution. When you receive your first account statement, you will receive information explaining the direct registration system and detailing the various options of this form of ownership.

Material U.S. Federal Income Tax Consequences of the Distribution

Consequences to U.S. Holders of Our Common Stock

The following is a summary of the material U.S. federal income tax consequences to holders of our common stock in connection with the Distribution.  This summary is based on the Code, the Treasury regulations promulgated under the Code and judicial and administrative interpretations of those laws, in each case as in effect and available as of the date of this Information Statement and all of which are subject to change at any time, possibly with retroactive effect.  Any such change could affect the tax consequences described below.

This summary is limited to holders of our common stock that are U.S. Holders, as defined immediately below, that hold our common stock as a capital asset.  A “U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or a resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•
a trust if (1) a court within the United States is able to exercise primary jurisdiction over its administration and one or more U.S. persons have the authority to control all of its substantial decisions or (2) in the case of a trust that was treated as a domestic trust under law in effect before 1997, a valid election is in place under applicable Treasury regulations.

This summary does not discuss all tax consequences that may be relevant to stockholders in light of their particular circumstances, nor does it address the consequences to stockholders subject to special treatment under the U.S. federal income tax laws, such as:

•	dealers or traders in securities or currencies;

•	tax-exempt entities;

•	banks, financial institutions or insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;

•	persons who acquired our common stock pursuant to the exercise of employee stock options or otherwise as compensation;

•	stockholders who own, or are deemed to own, 10% or more, by voting power or value, of Ashland stock;

•	stockholders owning our common stock as part of a position in a straddle or as part of a hedging, conversion or other risk reduction transaction for U.S. federal income tax purposes;

•	certain former citizens or long-term residents of the United States;

•	stockholders who are subject to the alternative minimum tax;

•	persons who own our common stock through partnerships or other pass-through entities; or

•	persons who hold our common stock through a tax-qualified retirement plan.

This summary does not address any U.S. state or local or foreign tax consequences or any estate, gift or other non-income tax consequences.

If a partnership, or any other arrangement treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership.  Such a partner or partnership is urged to consult its own tax advisor as to its tax consequences.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE DISTRIBUTION.

General

Completion of the Distribution is conditioned upon our receipt of a written opinion of Cravath, Swaine & Moore LLP to the effect that the Distribution should qualify for non-recognition of gain and loss under Section 355 of the Code.  The opinion will be based on the assumption that, among other things, the representations made, and information submitted, in connection with the Distribution are accurate.  If the Distribution qualifies for this treatment, and subject to the qualifications and limitations set forth herein (including the discussion below relating to the receipt of cash in lieu of fractional shares), for U.S. federal income tax purposes:

•	no gain or loss should be recognized by, or be includible in the income of, a U.S. Holder as a result of the Distribution, except with respect to any cash received in lieu of fractional shares;

•
the aggregate tax basis of the Ashland common stock and Valvoline common stock held by each U.S. Holder immediately after the Distribution should be the same as the aggregate tax basis of the Ashland common stock held by the U.S. Holder immediately before the Distribution, allocated between the Ashland common stock and Valvoline common stock in proportion to their relative fair market values on the Distribution Date (subject to reduction for the deemed sale of any fractional shares, as described below); and

•
the holding period of the Valvoline common stock received by each U.S. Holder should include the holding period of its Ashland common stock in respect of which such Valvoline common stock was received, provided that such Ashland common stock is held as a capital asset on the Distribution Date.

After the Distribution, we intend to provide additional information on our investor website concerning the allocation of a U.S. Holder’s tax basis in its Ashland common stock (prior to the Distribution) between the Ashland common stock and Valvoline common stock (following the Distribution), including fractional shares. U.S. Holders that have acquired different blocks of Ashland common stock at different times or at different prices are urged to consult their tax advisors regarding the allocation of their aggregate adjusted tax basis among, and the holding period of, shares of Valvoline common stock distributed with respect to such blocks of Ashland common stock.

If a U.S. Holder receives cash in lieu of a fractional share of Valvoline common stock as part of the Distribution, the U.S. Holder will be treated as though it first received a distribution of the fractional share in the Distribution and then sold it for the amount of cash actually received. Provided the fractional share is considered to be held as a capital asset on the Distribution Date, the U.S. Holder will generally recognize capital gain or loss measured by the difference between the cash received for such fractional share and the U.S. Holder’s tax basis in that fractional share, as determined above.  Such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for its Ashland common stock is more than one year on the Distribution Date.

The opinion of counsel will not address any U.S. state, local or foreign tax consequences of the Distribution.  The opinion will assume that the Distribution will be completed according to the terms of the Separation Agreement and will rely on the facts as stated in the Separation Agreement, the Tax Matters Agreement, the other ancillary agreements, this Information Statement and a number of other documents.  In addition, the opinion will be based on certain representations about factual matters from, and certain covenants by, us and Valvoline.  The opinion cannot be relied on if any of those assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect.

The opinion of counsel will not be binding on the Internal Revenue Service (the “IRS”) or the courts, and there can be no assurance that the IRS or a court will not take a contrary position.  We have not requested, and do not intend to request, a ruling from the IRS regarding the U.S. federal income tax consequences of the Distribution.

If the Distribution were determined not to qualify for non-recognition of gain and loss, the above consequences would not apply, and U.S. Holders could be subject to tax.  In this case, each U.S. Holder who receives Valvoline common stock in the Distribution would generally be treated as receiving a distribution in an amount equal to the fair market value of the Valvoline common stock received, which would generally result in:

•	a taxable dividend to the U.S. Holder to the extent of that U.S. Holder’s pro rata share of Ashland’s current and accumulated earnings and profits;

•	a reduction in the U.S. Holder’s basis (but not below zero) in Ashland common stock to the extent the amount received exceeds the U.S. Holder’s share of Ashland’s earnings and profits; and

•
a taxable gain from the exchange of Ashland common stock to the extent the amount received exceeds the sum of the U.S. Holder’s share of Ashland’s earnings and profits and the U.S. Holder’s basis in its Ashland common stock.

Backup Withholding and Information Statement

Payments of cash in lieu of a fractional share of Valvoline common stock may, under certain circumstances, be subject to “backup withholding”, unless a U.S. Holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the requirements of the backup withholding rules.  Corporations will generally be exempt from backup withholding but may be required to provide a certification to establish their entitlement to the exemption.  Backup withholding is not an additional tax, and it may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability if the required information is timely supplied to the IRS.

Treasury regulations require each Ashland stockholder that, immediately before the Distribution, owned 5% or more (by vote or value) of the total outstanding stock of Ashland to attach to such stockholder’s U.S. federal income tax return for the year in which the Distribution occurs a statement setting forth certain information related to the Distribution.

INFORMATION ABOUT VALVOLINE

Overview of Valvoline

Valvoline is a leading worldwide producer and distributor of premium-branded automotive, commercial and industrial lubricants, and automotive chemicals. Valvoline is one of the most recognized and respected premium consumer brands in the global automotive lubricant industry, known for its high quality products and superior levels of service. Established in 1866, Valvoline’s heritage spans 150 years, during which it has developed powerful name recognition across multiple product and service channels. With approximately 5,150 employees worldwide, Valvoline services the United States in all of the key lubricant sales channels, and has a strong international presence with products sold in approximately 140 countries.

Valvoline has a history of leading innovation with revolutionary products such as All Climate™, DuraBlend™, and MaxLife™. In addition to the iconic Valvoline-branded passenger car motor oils and other automotive lubricant products, Valvoline provides a wide array of lubricants used in heavy duty equipment, as well as automotive chemicals and fluids designed to improve engine performance and lifespan. Premium-branded product offerings enhance Valvoline’s high quality reputation and provide customers with solutions that address a wide variety of needs.

Valvoline’s reporting structure is principally composed of three reportable segments: Core North America, Quick Lubes and International. Additionally, certain corporate and other costs are included in an Unallocated and other segment.  The Core North America segment sells Valvoline™ and other branded and private label products in the United States and Canada to both consumers who perform their own automotive maintenance, as well as to installer customers who use Valvoline products to service vehicles owned by other consumers.  The Quick Lubes segment services the passenger car and light truck quick lube market through two platforms: Valvoline’s company-owned and franchised Valvoline Instant Oil ChangeSM stores, the second largest U.S. retail quick lube service chain by number of stores; and Express Care™, a quick lube customer platform developed for independent operators who purchase Valvoline motor oil and other products pursuant to contracts while displaying Valvoline branded signage. Valvoline’s International segment sells Valvoline™ and other branded products through wholly-owned affiliates, joint ventures, licensees and independent distributors in approximately 140 countries outside of the United States and Canada.

Valvoline’s principal executive offices are located at 100 Valvoline Way, Lexington, Kentucky 40509. General information about Valvoline can be obtained by visiting its corporate website at www.valvoline.com.

Background of the Separation of Valvoline from Ashland

On September 22, 2015, we announced that our Board of Directors approved proceeding with a plan to separate Ashland into two independent, publicly traded companies comprising of the Valvoline business and the specialty chemicals businesses. To facilitate the Separation, Valvoline Inc. was incorporated in May 2016 as a subsidiary of Ashland. Following a series of restructuring steps prior to the initial public offering of Valvoline common stock, the Valvoline business was transferred from Ashland to Valvoline Inc.

On September 28, 2016, Valvoline completed the initial public offering of 34,500,000 shares of its common stock. Upon the completion of the initial public offering, Ashland owned 170,000,000 shares of Valvoline common stock, representing approximately 83% of the outstanding shares of Valvoline common stock.

On April 25, 2017, subject to the conditions described above under the heading “Conditions to the Distribution”, our Board of Directors authorized the distribution to our stockholders of an aggregate of 170,000,000 shares of Valvoline common stock on the Distribution Date as a pro rata dividend on shares of Ashland common stock outstanding at the close of business on the Record Date. Following the Distribution, we will no longer own any shares of Valvoline common stock.

INFORMATION ABOUT VALVOLINE COMMON STOCK

Under Valvoline’s Amended and Restated Certificate of Incorporation, Valvoline’s authorized capital stock of the company is comprised of 400,000,000 shares of common stock, par value $0.01 per share and 40,000,000 shares of preferred stock, no par value. For a more complete description of Valvoline common stock, you should review Valvoline’s Amended and Restated Articles of Incorporation and By-laws, copies of which are attached to Valvoline’s Form 8-K (File No. 001-37884) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 27, 2017 as Exhibit 3(i) and Valvoline’s Amendment No. 5 to Form S-1 (Registration Statement No. 333-211720) filed with the SEC on September 19, 2016 as Exhibit 3.2, respectively. See “Where You Can Find Additional Information” for instructions on how to obtain these documents.

Valvoline common stock currently trades on the NYSE under the symbol “VVV”.

Wells Fargo Shareowner Services is the transfer agent and registrar for Valvoline common stock. You may contact the transfer agent and registrar by telephone at (800) 468-9716 (U.S. toll-free) or (651) 450-4064 (outside the U.S.) or at the following address:  Wells Fargo Shareowner Services, P.O. Box 64874, St. Paul, Minnesota 55164-0874 or by certified overnight delivery at Wells Fargo Shareowner Services, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. You can also visit Wells Fargo Shareowner Services on the Internet at www.shareowneronline.com.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We are providing this Information Statement to our stockholders to ensure that they have received adequate information regarding the Distribution. The information in this Information Statement is not intended to be complete and does not contain all information that you should consider in connection with the Distribution. Ashland and Valvoline are each subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended, and each company files reports and other information, including annual reports, quarterly reports and proxy statements, with the SEC.

You may read and copy any reports, statements or other information that Ashland and Valvoline file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC maintains an Internet site that contains reports, proxy statements and other information regarding issuers that file electronically with the SEC at http://www.sec.gov. Our Internet website address is www.ashland.com. Information on our website does not constitute a part of this Information Statement.